[Letterhead of Jones, Jensen & Company]

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              ---------------------------------------------------

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of First Target Acquisition, Inc., a Nevada corporation (the "Registrant"), SEC File No. 0-23905, to be filed on or about January 22, 1999, covering the registration and issuance of 35,000 post-split shares of common stock to an individual consultant


Ladies and Gentlemen:

          We hereby consent to the use of our report for the years ended June 30, 1998 and 1997, dated July 31, 1998, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Jones, Jensen & Company
Salt Lake City, Utah
January 22, 1999